EXHIBIT 21.1
GENOMIC HEALTH, INC.
SUBSIDIARIES
     Genomic Health International LLC – 100% owned by Genomic Health, Inc
     Genomic Health, LLC – 100% owned by Genomic Heath, Inc.
     Oncotype Laboratories, Inc. – 100% owned by Genomic Health, Inc.